SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is dated as of December 15, 2021 by and between Logiq, Inc., a Delaware corporation (“Logiq”) and Lovarra, a Nevada corporation and presently a majority-owned Subsidiary of Logiq through GoLogiq LLC which is a wholly-owned subsidiary of Logiq (“Lova”).

RECITALS

1.                  Logiq operates two distinct business units, (i) a platform (operated as CreateApp), which allows small-to-medium sized businesses (“SMBs”) to establish their point-of-presence on the web (“AppLogiq Business”), and (ii) a digital marketing analytics business that offers proprietary data management, audience targeting and other digital marketing services that improve an SMB’s discovery and branding within the vast e-commerce landscape (“DataLogiq Business”);

2.                  Logiq has determined that it would be appropriate and desirable to separate AppLogiq Business from Logiq and to divest AppLogiq Business in the manner contemplated by the Master Distribution Agreement, dated the date hereof (the “Transaction Agreement”), between Logiq and Lova, with the result being two standalone businesses – the AppLogiq Business and the DataLogiq Business;

3.                  Logiq has heretofore conducted the AppLogiq Business mainly through Logiq as it only recently acquired a majority stake in Lova, which is an SEC reporting issuer. Additionally, certain assets used by Logiq in the DataLogiq Business have not been utilized in the AppLogiq Business and will remain with Logiq;

4.                  Logiq currently owns a majority controlling stake in the issued and outstanding shares of common stock, par value $0.001 per share, of Lova (the “Lova Shares”);

5.                  Logiq and Lova have each determined that, subject to the terms and conditions herein, it would be appropriate and desirable for Logiq and/or certain of its Subsidiaries to, directly or indirectly, Convey to Lova, certain Assets of AppLogiq Business in exchange for (i) the assumption by Lova of certain Liabilities of AppLogiq Business (collectively, the “AppLogiq Transfer”);

6.                  The Parties intend in this Agreement to set forth the principal arrangements among them regarding the AppLogiq Transfer.

Accordingly, the Parties agree as follows:

I.	TRANSFER OF APPLOGIQ BUSINESS

1.1              Transfer of Assets. Effective as of the Business Transfer Time, Logiq will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Lova, or a Lova Entity, and Lova will accept from Logiq, or the applicable Subsidiary of Logiq, and will cause the applicable Lova Entity to accept, all of Logiq’s and its applicable Subsidiaries’ respective right, title and interest in and to all AppLogiq Assets.

1.2              Assumption of Liabilities. Effective as of the Business Transfer Time, Logiq will Convey (or will cause any applicable Subsidiary to Convey) to Lova or a Lova Entity, and Lova will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any applicable Lova Entity to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the AppLogiq Liabilities, in accordance with their respective terms. As between members of the Logiq Group, on the one hand, and members of the AppLogiq Group, on the other hand, the members of the AppLogiq Group will be solely responsible for all AppLogiq Liabilities, on a joint and several basis.

1.3              Transfer of Excluded Assets; Excluded Liabilities. Prior to the Business Transfer Time, (a) Logiq will accept from such member of the AppLogiq Group, and will cause an applicable Subsidiary of Logiq to accept, all such respective right, title and interest in and to any and all of such Excluded Assets held by Lova or a Lova Entity and (b) Logiq will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Logiq to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.

1.4              Misallocated Transfers. In the event that, at any time from and after the Business Transfer Time, either Party (or any member of the Logiq Group or the AppLogiq Group, as applicable) discovers that it or its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Business Transfer Time), such Party will promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party will cause such entitled Person to accept such Asset or assume such Liability).

1.5              AppLogiq Assets.

(a)               For purposes of this Agreement, “AppLogiq Assets” shall have the meaning ascribed to such phrase under the Transaction Agreement.

(b)               Notwithstanding Section 1.6(a), the AppLogiq Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i)                 the Assets listed or described in Section 2.05(b) of the Transaction Agreement or the Schedules thereto.

(ii)              the Excluded IP Assets;

(iii)            Assets in respect of any and all compensation and benefit plans and all other compensation and benefit plans sponsored by the Logiq Group;

(iv)             all third-party accounts receivable specific to Logiq and its Affiliates;

(v)               all cash and cash equivalents not otherwise conveyed by the Transaction Agreement (including investments and securities, but excluding any capital stock or other equity interest in any member of the AppLogiq Group) and all bank or other deposit accounts of Logiq and its Affiliates;

(vi)             other than any Asset specifically listed or described in the Assets listed or described in Section 2.05(b) of the Transaction Agreement or the Schedules thereto, any and all Assets of Logiq or its Affiliates that are not exclusively used, held for exclusive use in, or exclusively related to, AppLogiq Business;

(vii)          any tangible property located at any owned or leased property of Logiq and its Affiliates that is not an AppLogiq Facility, unless such Asset is exclusively used, held for exclusive use in, or exclusively related to, AppLogiq Business;

(viii)        any furniture or office equipment other than (A) computers, tablets and similar equipment provided by the Logiq Group in connection with a Continuing Employee’s performance of services or (B) furniture and office equipment at the AppLogiq Facilities;

(ix)             all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Logiq, its Affiliates or any member of the AppLogiq Group against a party that do not exclusively relate to AppLogiq Business;

(x)               all financial and Tax records relating to AppLogiq Business that form part of the general ledger of Logiq or any of its Affiliates (other than the members of the AppLogiq Group), any working papers of Logiq’s auditors, and any other Tax records (including accounting records) of Logiq or any of its Affiliates (other than the members of the AppLogiq Group);

(xi)             all rights to insurance policies or practices of Logiq and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;

(xii)          other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of AppLogiq Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of AppLogiq Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Logiq or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xiii)        all rights of Logiq or its Affiliates (other than members of the AppLogiq Group) under this Agreement, the Transaction Agreement or any Ancillary Agreement;

(xiv)         all software owned or used by Logiq and its Affiliates (other than the AppLogiq Software and any software licensed under the AppLogiq Contracts); and

(xv)           any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Logiq or any other member of the Logiq Group.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in the Agreement or any Ancillary Agreements, neither Lova nor any of its Subsidiaries will acquire or be permitted to retain any right, title or interest in any Excluded Assets, and that if any of the Lova Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Logiq as contemplated by Section 1.3.

(c)               Any Assets of any member of the Logiq Group not included in any of the clauses in the Assets listed or described in Section 2.05(b) of the Transaction Agreement are Excluded Assets and no Excluded Assets will be AppLogiq Assets. For the avoidance of doubt, all right, title and interest in and to intellectual property assets not expressly those perfected in Lova or otherwise licensed to Lova (the “Excluded IP Assets”) are expressly retained by the Logiq Group in all respects.

1.6              AppLogiq Liabilities.

(a)               For the purposes of this Agreement, “AppLogiq Liabilities” will have the meaning ascribed to said phrase in the Transaction Agreement.

(b)               Notwithstanding the foregoing, the AppLogiq Liabilities will not, in any event, include any of the following Liabilities (the “Excluded Liabilities”):

(i)                 all Liabilities of a member of the Logiq Group to the extent relating to, arising out of, resulting from or otherwise in respect of, the ownership or use of the Excluded Assets other than in the operation or conduct of the AppLogiq Business, whether before, at or after the Business Transfer Time;

(ii)              all Liabilities (including reporting and withholding and other related Taxes) under compensation and benefit plans other than Liabilities in respect of Continuing Employees;

(iii)            all Liabilities under Intercompany Accounts; and

(iv)             all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Logiq or any other member of the Logiq Group, and all Liabilities of any member of the Logiq Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither Lova nor any other member of the AppLogiq Group will be required to assume or retain any Excluded Liabilities and that if any of the Lova Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Logiq as contemplated by Section 1.3; provided, however, that, for the avoidance of doubt, nothing herein will be construed as eliminating, reducing or otherwise altering any of Lova’s or its Subsidiaries’ respective obligations with respect to the Continuing Employees under Article V.

(c)               Any Liabilities of any member of the Logiq Group not included in any of the clauses in Section 1.6(a) above are Excluded Liabilities and no Excluded Liabilities will be AppLogiq Liabilities.

1.7	Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a)               Except as set forth in Section 1.7(b), Lova, on behalf of itself and each other member of the AppLogiq Group, on the one hand, and Logiq, on behalf of itself and each other member of the Logiq Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among Lova or any member of the AppLogiq Group, on the one hand, and Logiq or any member of the Logiq Group, on the other hand, effective as of the Business Transfer Time. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)               The provisions of Section 1.7(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i)                 this Agreement, the Transaction Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii)              any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute AppLogiq Assets or AppLogiq Liabilities, they will be Conveyed pursuant to Sections 1.1 or 1.2 or allocated pursuant to Section 1.7(c)); and

(iii)            any other Contracts that this Agreement, the Transaction Agreement or any Ancillary Agreement expressly contemplates will survive the Business Transfer Time.

(c)               All of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between Lova or any Lova Entity, on the one hand, and Logiq or any of its Subsidiaries (other than Lova and the Lova Entities), on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) will be netted against each other, and the balance will be, without further action, contributed to the equity of Lova or distributed to Logiq, as the case may be, such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

II.	COMPLETION OF THE APPLOGIQ TRANSFER

2.1              Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article V, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the AppLogiq Transfer will be on or before, yet effective in any event for all purposes as of 12:01 a.m., Eastern Time, on the Effective Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

2.2              Transfer of AppLogiq Business.

(a)               Agreements to be Delivered by Logiq. On or before, yet effective for all purposes as of the Business Transfer Date, Logiq will deliver, or will cause its appropriate Subsidiaries to deliver, to Lova all of the following instruments:

(i)                 A Tax Sharing Agreement in the form attached hereto as Exhibit A (the “Tax Sharing Agreement”), duly executed by the members of the Logiq Group party thereto;

(ii)              A Transition Services Agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by the members of the Logiq Group party thereto; and

(iii)            All necessary Transfer Documents as described in Sections 2.3 and 2.4.

(b)               Agreements to be Delivered by Lova. On the Business Transfer Date, Lova will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Logiq all of the following instruments:

(i)                 In each case where any member of the AppLogiq Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the AppLogiq Group party thereto.

2.3              Transfer of AppLogiq Assets and Assumption of AppLogiq Liabilities. In furtherance of the Conveyance of AppLogiq Assets and AppLogiq Liabilities provided in Section 1.1 and Section 1.2, as of (or, as applicable, prior to and in anticipate of) the Business Transfer Date (a) Logiq will execute and deliver (or, as applicable, shall have executed and delivered), and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located), as and to the extent reasonably necessary to evidence the AppLogiq Transfer of all of Logiq’s and its Subsidiaries’ (other than Lova and its Subsidiaries) right, title and interest in and to the AppLogiq Assets to Lova and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Logiq or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Lova will execute and deliver (or, as applicable, shall have executed and delivered) such assumptions of Contracts and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the AppLogiq Liabilities by Lova. All of the foregoing documents contemplated by this Section 2.3 will be referred to collectively herein as the “Logiq Transfer Documents.”

2.4              Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3: (a) Lova will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located) as and to the extent reasonably necessary to evidence the Conveyance of all of Lova’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Logiq and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Lova or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Logiq will execute and deliver such assumptions of Contracts (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Logiq. All of the foregoing documents contemplated by this Section 2.4 will be referred to collectively herein as the “AppLogiq Transfer Documents” and, together with the Logiq Transfer Documents, the “Transfer Documents.”

III.	ADDITIONAL AGREEMENTS

3.1              Non-Solicitation; No Hiring. (a) Lova agrees that for a period of 12 months from the Business Transfer Date, it will not, and will cause each of its Subsidiaries not to, without obtaining the prior written consent of Logiq, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Logiq Group as of the Business Transfer Date; provided, however, that (i) neither Lova nor any member of the AppLogiq Group will be deemed to have solicited any such person who is an employee of the Logiq Group and responds to any general media advertisement or job posting placed by or on behalf of Lova or any of its Subsidiaries or such person is contacted by an employment search firm engaged by Lova or a member of the AppLogiq Group that is not specifically directed to solicit persons employed by the Logiq Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Lova or any of its Subsidiaries, and (ii) Lova and any member of the AppLogiq Group may solicit and hire any such person who has been terminated by the relevant member of the Logiq Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by or on behalf Lova or any of its Subsidiaries.

(a)               Logiq agrees that for a period of 12 months from the Business Transfer Date, Logiq will not, and will cause each other member of the Logiq Group not to, without obtaining the prior written consent of Lova, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any Continuing Employee (after giving effect to any employee transfers contemplated in this Agreement); provided, however, that (i) no member of the Logiq Group will be deemed to have solicited any such person who is an employee of Lova or the AppLogiq Group and responds to any general media advertisement or job posting placed by on behalf of Logiq or any member of the Logiq Group or such person is contacted by an employment search firm engaged by Logiq or a member of the Logiq Group that is not specifically directed to solicit persons employed by Lova or the AppLogiq Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Logiq, Logiq Group or any of their respective Subsidiaries, and (ii) any member of the Logiq Group may solicit and hire any such person who has been terminated by the relevant member of the AppLogiq Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Logiq Group.

3.2              Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Lova will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the AppLogiq Group with any Governmental Authorities as may be necessary or appropriate.

3.3              Removal of Tangible Assets.

(a)               Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible AppLogiq Assets that are located at any facilities of any member of the Logiq Group that are not AppLogiq Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Lova’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Logiq Group and to not cause damage to such facility, and such member of the Logiq Group will provide reasonable access to such facility to effectuate same. Lova will remove any AppLogiq Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b)               Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the AppLogiq Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities (unless such facility is being leased from Lova or is being stored per agreement), at Logiq’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the AppLogiq Group and to not cause damage to such AppLogiq Facility, and such member of the AppLogiq Group will provide reasonable access to such AppLogiq Facility to effectuate such movement. Logiq will remove any Excluded Assets that remain at any such AppLogiq Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

3.4              AppLogiq Entities; AppLogiq Assets; Excluded Assets; Transition Period Assets.

(a)               Prior to the Business Transfer Date, Logiq will undertake with commercially reasonable diligence to identify all AppLogiq Assets held by Logiq or any of its Affiliates. Logiq will undertake with commercially reasonable diligence to provide Lova, as promptly as practicable after the date hereof, and in any event not more than 30 days after the date hereof, with a final version of Schedule 2.05(b)(i) of the Transaction Agreement to reflect the addition of any new entity formed in connection with, and in contemplation of, the AppLogiq Transfer, or the removal of any entity from the list of AppLogiq Entities as a result of such identification, which final Schedule will be deemed to be the definitive Schedule 2.05(b)(i) for all purposes of the Transaction Agreement and this Agreement. Logiq will pay all costs and expenses associated with the Asset and Liability transfers for the internal reorganization contemplated by this Agreement, including this Section 3.6(a); provided, however, for the avoidance of doubt and notwithstanding the foregoing, (A) Taxes will be allocated as set forth in the Tax Sharing Agreement, (B) any other express allocation reflected herein, in the Transaction Agreement or in any Ancillary Agreement will be allocated as set forth herein, in the Transaction Agreement or in such Ancillary Agreement.

(b)               Notwithstanding anything to the contrary set forth in this Agreement, the Transaction Agreement, or any of the Ancillary Agreements, Logiq, in its sole discretion, will determine (i) the manner in which the AppLogiq Transfer is consummated, including whether a particular AppLogiq Asset is contributed directly to Lova or another AppLogiq Group member or is included as an asset of an entity whose equity interests are contributed to Lova, and (ii) the reasonable allocation of the AppLogiq Group’s aggregate fair market value among particular AppLogiq Assets or AppLogiq Entities, as the case may be (clauses (i) and (ii), collectively, the “Restructuring Plan”). Lova agrees to cause this Agreement, the Transaction Agreement and any of the Ancillary Agreements to be amended to the minimum extent necessary, as reasonably determined by the Chief Financial Officer of Logiq, only to accurately reflect the specific elements of the Restructuring Plan as permitted by items (i) through (ii) in the immediately preceding sentence, provided, however, that (1) Logiq will notify Lova, at reasonable intervals, regarding Logiq’s development of the Restructuring Plan, and (2) Lova is not required to agree to any amendments pursuant to the Restructuring Plan that would (x) alter any of the AppLogiq Assets or AppLogiq Liabilities comprising AppLogiq Business, each of which will be owned, directly or indirectly, by Lova at the time of the Distribution, or (y) affect the ability of Logiq to obtain the opinions contemplated by Section 2.03(a)(iv) of the Transaction Agreement. For the avoidance of doubt, Lova acknowledges that changes to the Tax basis of any assets held by the AppLogiq Group as a result of the Restructuring Plan or other proposed amendments, other than such changes that, individually or in the aggregate, would result in the aggregate Tax basis of all such directly and indirectly held assets (exclusive of stock basis in entities held directly or indirectly by Lova) to be less than $5 million as determined for U.S. federal income Tax purposes, do not constitute a basis to withhold consent for purposes of this Section 3.6(b).

(c)               Lova acknowledges and agrees that in the course of preparing for the implementation of the services contemplated by the TSA Logiq may identify certain Assets included within the AppLogiq Assets (the “Transition Period Assets”), that are necessary or desirable for Logiq to retain in order to provide the services contemplated by the TSA. At Logiq’s request, Lova may elect to (i) allow Logiq to retain possession of such Transition Period Asset during the term of the TSA solely for purposes of enabling Logiq to satisfy its obligations under the TSA, in which case as soon as practicable following the expiration of the applicable services contemplated by the TSA, Logiq will Convey such Transition Period Asset to Lova for no additional consideration or (ii) include any Transition Period Asset in the AppLogiq Assets as of the Distribution (in which case Logiq will not be required to provide any service under the TSA where it is not reasonably practicable to provide such service without such Transition Period Asset).

3.5              Shared Contracts.

(a)               No later than 30 days following the date hereof, Logiq will provide Lova with a list of third-party providers to Logiq of goods and services related to the development of the products of AppLogiq Business that are not exclusive to AppLogiq Business as well as distributors of both AppLogiq Business products and other Logiq products. Logiq will provide Lova with contact information for such third parties and use commercially reasonable efforts to introduce representatives of Lova to the Logiq contacts at such third parties.

(b)               Prior to the Distribution, Logiq will undertake with commercially reasonable efforts to obtain the consent (without charge to Lova) of any advertising agency or similar party to the assignment to Lova, as of the Business Transfer Time, of the right to use previously created AppLogiq Business advertising and promotional content.

3.6              Notification of Certain Matters; Schedule Updates. Prior to the Business Transfer Date, Logiq may deliver to Lova supplements or updates to the Schedules of the Transaction Agreement. Additionally, the Parties will cooperate to mutually agree on the final schedules attached to the form of the TSA.

IV.	EMPLOYEE MATTERS

4.1              Identification of Employees. Schedule 4.1 identifies each In-Scope Employee, Excluded In-Scope Employee, and Retained Employee, as well as each such employee’s jurisdiction of employment, in all cases as determined by Logiq in good faith based upon the information available to Logiq as of the date of this Agreement; provided, however, that Logiq may update Schedule 4.1 from time to time in order to maintain the accuracy of Schedule 4.1, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions. Notwithstanding anything to the contrary in this Agreement, the Transaction Agreement or any Ancillary Agreement, Logiq may, in its sole discretion, cause the employment of any In-Scope Employee to be transferred to any entity within the AppLogiq Group at any time prior to the Distribution in connection with the Restructuring Plan.

4.2              Continuity of Employment.

(a)               Logiq and Lova hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by Lova or a member of the AppLogiq Group following the Business Transfer Date with respect to each In-Scope Employee who accepts an offer of employment from Lova or another member of the AppLogiq Group as of the Business Transfer Date (in each case, other than any employee whose employment with Logiq or its Affiliates terminated prior to the Business Transfer Date) (“AppLogiq Employees”). At or prior to the Business Transfer Date, Logiq will transfer the employment of each In-Scope Employee to Lova or another member of the AppLogiq Group. Each AppLogiq Employee who continues employment or accepts employment with Lova or any applicable other member of the AppLogiq Group (the applicable entity, the “Employing Entity”) immediately following the Distribution is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “US Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Non-US Continuing Employee.” Nothing herein will be construed as a representation or guarantee by Logiq or any of its Affiliates that some or all of the AppLogiq Employees will continue in employment with Lova or any applicable member of the AppLogiq Group for any period of time; provided, however that, unless prohibited by applicable Law, in the event that an In-Scope Employee refuses employment with Lova (the terms and conditions of which employment are consistent with the provisions of Section 4.3 ), Logiq will or will cause its Affiliates to terminate the employment of such employee with Logiq and its Affiliates and will not hire any such employee for 12 months following such termination. Not less than 10 calendar days prior to the anticipated Business Transfer Date, Lova will, or will cause an applicable member of the AppLogiq Group to, present its terms and conditions of employment (including terms and conditions in respect of post-Distribution compensation and benefits) to the AppLogiq Employees. Lova will provide Logiq with a reasonable opportunity to review its proposed terms and conditions and will not present any particular set of terms and conditions to any AppLogiq Employees without Logiq’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. Subject to applicable Law, Logiq and Lova will reasonably cooperate in connection with the presentation of such terms and conditions of employment to the AppLogiq Employees, including with respect to the timing thereof.

(b)               Logiq and Lova will, and will cause their respective Affiliates to, cooperate to identify and effect the transfer to Lova of any individuals retained as independent contractors whose employment is required to transfer to Lova are an applicable AppLogiq Group entity as of the Business Transfer Date pursuant to applicable Law.

4.3              Terms of Employment.

(a)               Continuation Period. As of the Business Transfer Date, Lova will, or will cause an applicable AppLogiq Group member to, provide to each Continuing Employee employment in a position at least comparable to that held by such Continuing Employee immediately before the Distribution. Lova will, or will cause or will cause an applicable AppLogiq Group member to, maintain such comparable employment with respect to each Continuing Employee during the one-year period that begins as of the Business Transfer Date or such shorter period as such Continuing Employee remains an employee of an Employing Entity following the Distribution (the “Continuation Period”). The Parties will take all actions necessary to effectuate the provisions of Schedule 4.3(a).

(b)               Benefit Plans. To the extent permitted by applicable Law, Lova will cause each benefit plan of Lova or an applicable Lova Subsidiary in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Lova’s Benefit Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Business Transfer Date under the corresponding Compensation and Benefit Plan, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Compensation and Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Lova’s Benefit Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Business Transfer Date to the extent such employee had satisfied any similar limitation under the corresponding Compensation and Benefit Plan. Additionally, to the extent that any Continuing Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Compensation and Benefit Plan and such course of treatment is not completed prior to the Distribution, Lova will undertake with commercially reasonable diligence to arrange for transition care, whereby such Continuing Employee may complete the applicable course of treatment with the pre-transaction physician or other service provider at “in network” rates.

(c)               Earned Vacation. Lova and Lova’s Subsidiaries will credit each Continuing Employee the amount of accrued and unpaid hours of vacation, personal hours or days earned and sick leave (together, the “Transferred Leave”) applicable to such Continuing Employee as of the Distribution and Logiq will provide to Lova as of the Business Transfer Date a schedule indicating for each Continuing Employee the type and number of days of Transferred Leave. Lova and Lova’s Subsidiaries will ensure that such Transferred Leave is not subject to forfeiture to the same extent not subject to forfeiture under the policies of Logiq and its Affiliates governing such Transferred Leave prior to the Distribution and that such Transferred Leave does not count toward any maximum accrual amount under any plan, program or policy maintained by Lova or one of Lova’s Subsidiaries for the purpose of providing vacation, personal days or hours or sick leave.

(d)               Post-Continuation Period Benefits. Following the Continuation Period, Lova will, or will cause one of Lova’s Subsidiaries to, provide to each Continuing Employee then continuing in employment with Lova or a Lova’s Subsidiary employment on terms no less favorable in the aggregate than the terms of employment of similarly situated employees of Lova and Lova’s Subsidiaries.

(e)               Special Rules for Non-US Employees. Notwithstanding anything to the contrary herein, any AppLogiq Employee who is employed by a member of the Logiq Group in a non-US jurisdiction immediately prior to the Distribution, and who is required by applicable Law to transfer to a member of the AppLogiq Group in connection with the Transactions, will transfer automatically on the Business Transfer Date to a member of the AppLogiq Group in accordance with such applicable Law. Notwithstanding anything to the contrary herein, the following terms will apply to all Non-US Continuing Employees:

(i)                 To the extent that (A) the applicable Law of any jurisdiction, (B) any collective bargaining agreement or other agreement with a works council or economic committee, or (C) any employment agreement, would require Lova or applicable AppLogiq Entities to provide any more favorable terms of employment to any Non-US Continuing Employee than those otherwise provided for by this Section 4.3 (or modify the period of time for which such standards are met), in connection with the sale of AppLogiq Business to Lova, then Lova will, or will cause one of Lova’s Affiliates to provide such Non-US Continuing Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 4.3.

(ii)              Lova and Logiq agree that to the extent provided under the applicable Laws of certain foreign jurisdictions, (x) any employment agreements between Logiq and its Affiliates, on the one hand, and any Non-US Continuing Employee, on the other hand, and (y) any collective bargaining agreements applicable to the Non-US Continuing Employees in such jurisdictions, will in each case have effect after the Distribution as if originally made between Lova and the other parties to such employment agreement or collective bargaining agreement.

4.4              Bonuses and Incentives. Logiq will transfer to Lova all obligations to the AppLogiq Employees, including Continuing Employees, with respect to the bonuses and incentives under any cash, annual, long-term, equity or similar incentive program in which the Continuing Employees participate for the plan year in which the Business Transfer Date occurs that are attributable to the period prior to the Business Transfer Date; provided, however, that, if requested by Logiq, Lova will make all cash payments in respect of any such program so long as Logiq transfers to Lova, as of the Distribution, all amounts payable in respect of such cash obligations that are attributable to the period prior to the Distribution and any associated Taxes payable by Lova in connection with such cash payments (but Logiq will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such bonuses and incentives to the appropriate Governmental Authority); provided further, however, that nothing herein will be deemed to require Lova to assume any Tax Liabilities that are the sole responsibility of any AppLogiq Employee. Notwithstanding anything herein to the contrary, Lova is responsible for all Continuing Employee compensation (including the forms of compensation described in this Section 4.4) attributable to periods following the Distribution.

4.5              Credit for Service with Logiq. Where applicable, Lova or any applicable Lova Subsidiary will provide credit for each Continuing Employee’s length of service with Logiq and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under each plan, program, policy or arrangement of Lova or any applicable Lova Subsidiary to the same extent such service was recognized under a similar plan, program, policy or arrangement of Logiq or any of its Affiliates, except that such prior service credit will not be required to the extent that it results in a duplication of benefits.

4.6              COBRA and HIPAA; Workers’ Compensation. Effective as of the Business Transfer Date, Lova and Lova Subsidiaries will assume and be responsible for (i) all Liabilities with respect to US Continuing Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws (other than with respect to an eligible Continuing Employee who elects coverage under a retiree medical plan of Logiq or its Affiliates) and (ii) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the US Continuing Employees.

4.7              Administration, Employee Communications, Cooperation.

(a)               Following the date of this Agreement, Logiq and Lova (and their Affiliates) will reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article IV, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Non-US Continuing Employees are provided with the information required in order for proper consultation to take place and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees (other than individual bonus opportunities based on target bonus as a percentage of base salary), relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that is necessary to support or perform the compensation consultant process or that is otherwise reasonably requested in connection with the compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments or employees of Logiq and its Affiliates), making any and all required filings and notices, making any and all required communications with AppLogiq Employees and obtaining any Governmental Approvals required hereunder.

(b)               Between the date hereof and the Business Transfer Date, any communications between Lova and any employees of Logiq and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with Lova will be conducted at the times and through processes approved by Logiq, such approval not to be unreasonably withheld. Such processes will provide adequate access to the AppLogiq Employees and allow all reasonable means of communication with such employees by Lova and its Subsidiaries; provided, however, that any communications with AppLogiq Employees or any other employees of Logiq or its Affiliates will be limited to (i) business operations and employee benefit matters relating to AppLogiq Employees, future organization design and staffing and (ii) the list (by name and/or title) of the AppLogiq Group management team previously provided by Logiq to Lova; provided, however, that Logiq may update such list from time to time in order to maintain the accuracy of such list, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions.

(c)               Without limiting Lova’s obligations under this Article IV with respect to the Continuing Employees, this Article IV will not prohibit Lova or any member of the AppLogiq Group from amending any employee benefit plan in which Lova’s employees participate.

V.	CONDITIONS TO THE APPLOGIQ TRANSFER

The obligations of Logiq to effect the AppLogiq Transfer pursuant to this Agreement will be subject to fulfillment (or waiver by Logiq) at or prior to the Business Transfer Date of each of the conditions to Logiq’s obligation to effect the Distribution of the transactions contemplated by the Transaction Agreement, as provided in Section 2.03 and Section 2.04 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution).

VI.	MISCELLANEOUS

6.1              Expenses. Except as otherwise provided in this Agreement, the Transaction Agreement or any Ancillary Agreement, Logiq will be responsible for the fees and expenses of the Parties.

6.2              Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and no further force or effect, subject to the provisions of Section 6.03 of the Transaction Agreement.

6.3              Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)               The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b)               By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.3(c).

6.4              Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.4):

If to Logiq:

Logiq, Inc.

Attn: Brent Suen

85 Broad Street, 16-079

New York, NY 10004

Email: brent@logiq.com

With a copy, which shall not constitute notice, to:

Procopio, Cory, Hargreaves & Savitch LLP

Attn: Christopher L. Tinen

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Email: christopher.tinen@procopio.com

If to Lova:

Lovarra

Attn: Matthew Brent

85 Broad Street, 16-079

New York, NY 10004

Email: matt@logiq.com

With a copy, which shall not constitute notice, to:

Kline Law Group PC

Attn: Scott Kline

15615 Alton Parkway, Suite 450

Irvine, California 92618

Email: scott@klinelg.com

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 6.4. Any notice to Logiq will be deemed notice to all members of the Logiq Group, and any notice to Lova will be deemed notice to all members of the AppLogiq Group.

6.5              Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

6.6              Amendments and Waivers.

(a)               This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)               No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 6.6(a) and will be effective only to the extent in such writing specifically set forth.

6.7              Termination. This Agreement will terminate without further action at any time before the Business Transfer Date upon termination of the Transaction Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Transaction Agreement.

6.8              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Logiq Group or the AppLogiq Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 6.8 does not limit any rights of Logiq pursuant to Section 4.3.

6.9              Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

6.10          Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or Schedules hereto will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

6.11          Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

6.12          Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

6.13          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

6.14          Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in Article VI of the Transaction Agreement will apply to any dispute, controversy or claim (a “Dispute”) (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby between or among any member of the Party’s respective Group.

VII.	DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“AppLogiq Assets” has the meaning set forth in Section 1.5(a).

“AppLogiq Books and Records” has the meaning set forth in the Transaction Agreement.

“AppLogiq Business” means AppLogiq Business and also, with respect to events that take place after the Business Transfer Time, AppLogiq Business as it is operated by Logiq or any of its Subsidiaries after the Business Transfer Time, including any new activities, expansions, or other modifications made by Lova or any of its Subsidiaries in the types and scope of activities conducted at the Business Transfer Time that are exclusively related to a platform (operated as CreateApp), which allows small-to-medium sized businesses (“SMBs”) to establish their point-of-presence on the web.

“AppLogiq Employees” has the meaning set forth in Section 4.2(a).

“AppLogiq Group” means Lova and each of its Subsidiaries or entities solely holding AppLogiq assets. Each of the Lova Entities will be deemed to be members of the AppLogiq Group as of the Business Transfer Time.

“AppLogiq Liabilities” has the meaning set forth in Section 1.6(a).

“AppLogiq Transfer” means the transfer of the AppLogiq Assets and AppLogiq Liabilities as provided in Section 1.1 and Section 1.2.

“AppLogiq Transfer Documents” has the meaning set forth in Section 2.4.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Tax Sharing Agreement, the TSA and any other agreement entered into by and between Logiq and Lova in contemplation of the Distribution.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit and finished goods and products; (iv) all Real Property Interests; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (ix) all software owned, licensed or used; (x) all employment records (except for any information relating to performance ratings or assessments of employees of Logiq and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)); cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (xi) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables; (xii) all interests, rights to causes of action or lawsuits, judgments, claims, counterclaims, demands and benefits of Logiq, its Affiliates or any member of the AppLogiq Group under Contracts, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xiii) all Governmental Approvals.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Date” has the meaning set forth in Section 2.1.

“Business Transfer Time” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.

“Continuation Period” has the meaning set forth in Section 4.3(a).

“Continuing Employee” has the meaning set forth in Section 4.2(a).

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.1. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“DataLogiq Business” has the meaning set forth in the preamble.

“Dispute” has the meaning set forth in Section 6.14(a).

“Distribution” has the meaning given to such term in the Transaction Agreement.

“Distribution Date” has the meaning given to such term in the Transaction Agreement.

“Effective Time” has the meaning given to such term in the Transaction Agreement.

“Employing Entity” has the meaning set forth in Section 4.2(a).

“Excluded Assets” has the meaning set forth in Section 1.5(b).

“Excluded In-Scope Employees” means the employees of Logiq and its Affiliates identified as Excluded In-Scope Employees on Schedule 4.1.

“Excluded Liabilities” has the meaning set forth in Section 1.6(b).

“Final Determination” has the meaning set forth in the Tax Sharing Agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Logiq Group or the AppLogiq Group as the context requires.

“In-Scope Employees” means those corporate, research and development, manufacturing, procurement, marketing, sales and other employees of Logiq or its Affiliates who, as determined by Logiq in good faith:

(a) (i) (A) are working in a Logiq’s AppLogiq Business cost center consistent with Logiq’s past practices of assigning employees to cost center codes applied in the ordinary course, and (B) have devoted more than 50% of their working hours to AppLogiq Business during the 12 months (or, if less than 12 months, the period of employment with Logiq or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status); or

(ii) have devoted more than 50% of their working hours to AppLogiq Business when they were providing core business capabilities during the 12 months (or, if less than 12 months, the period of employment with Logiq or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status); or

(b) notwithstanding anything to the contrary herein (including any other employee classifications), have devoted no more than 50% of their working hours to AppLogiq Business during the 12 months (or, if less than 12 months, the period of employment with Logiq or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status), but whose services are determined by Logiq in good faith to be “essential” to the continuation of the operation of AppLogiq Business (except those employees whose services are covered by an Ancillary Agreement).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intercompany Accounts” has the meaning set forth in Section 1.7(c).

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Lova Shares” has the meaning set forth in the recitals.

“Lova’s Benefit Plans” has the meaning set forth in Section 4.3(b).

“Lova” has the meaning set forth in the preamble.

“Logiq” has the meaning set forth in the preamble.

“Logiq Group” means Logiq and each of its Subsidiaries, but excluding any member of the AppLogiq Group.

“Logiq Transfer Documents” has the meaning set forth in Section 2.3

“Non-US Continuing Employee” has the meaning set forth in Section 4.2(a).

“Parties” means Logiq and Lova.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Restructuring Plan” has the meaning set forth in Section 3.6(b).

“Retained Employees” means all employees of Logiq or its Affiliates other than the Continuing Employees. For the avoidance of doubt, Retained Employees will include (i) the employees identified as Retained Employees on Schedule 4.1, (ii) the Excluded In-Scope Employees and (iii) any employee who would have been a new hire employee but for the fact that such employee did not request an offer of employment from Lova or any of its Subsidiaries.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Senior Executive” means an employee of Lova or any of its Subsidiaries, or as applicable, Logiq or any of its Subsidiaries, whose annual base salary at the relevant time is $150,000 or more.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” has the meaning set forth in Section 2.2(a)(i). From and after the Business Transfer Time, the Tax Sharing Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Tax Return” has the meaning set forth in the Tax Sharing Agreement.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreement” has the meaning set forth in the recitals of the Agreement.

“Transactions” has the meaning given to such term in the Transaction Agreement.

“Transfer Documents” has the meaning set forth in Section 2.4.

“Transferred Leave” has the meaning set forth in Section 5.3(d).

“Transition Period Assets” has the meaning set forth in Section 4.13(c).

“TSA” has the meaning set forth in Section 2.2(a)(ii). From and after the Business Transfer Time, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“US Continuing Employee” has the meaning set forth in Section 4.2(a).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

LOGIQ:

Logiq, Inc.

By: /s/ Brent Suen

Name: Brent Suen

Title: President

LOVA:

Lovarra

By: /s/ Matthew Brent

Name: Matthew Brent

Title: President

Schedule 4.1

Identification of Employees

Exhibit A

Tax Sharing Agreement

Exhibit B

Transition Services Agreement